Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) this statement on Schedule 13G relating to the common shares, no par value, of Pixie Dust Technologies, Inc. has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13G/A will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to each of them.

This Joint Filing Agreement (this “Agreement”) is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Exchange Act.

This Agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G/A as to any of the undersigned upon such person giving written notice thereof to each of the other persons party hereto, at the principal office thereof.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 17, 2023	INCUBATE FUND III L.P.

By: IncubateFund, as the General Partner

	By:	/s/ Yusuke Murata
Name: Yusuke Murata
Title: Representative Director

/s/ Yusuke Murata
Yusuke Murata